Exhibit 99.1

American Axle & Manufacturing Holdings, Inc. Adopts
Stockholder Rights Plan

September 15, 2003

Detroit, September 15, 2003 — American Axle & Manufacturing Holdings, Inc. (NYSE: AXL), announced today that its Board of Directors has adopted a Stockholder Rights Plan. In the face of a rapidly evolving automotive supply industry, the adoption of the Rights Plan provides protection against coercive or unfair takeover tactics, and should encourage anyone seeking to acquire the Company to negotiate with the Board first. The Rights Plan is similar to plans adopted by many public companies and other automotive supply companies. The Company believes that the Rights Plan should provide a sound and reasonable means of safeguarding the interests of all stockholders should an effort be made to acquire the Company at a price not reflective of its fair value.

“The purpose of this rights plan is to give our Board of Directors sufficient time to study and respond to any unsolicited attempt to acquire the Company and enable all stockholders of the Company to realize the full value of their investment,” said Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer of the Company. “The adoption of this Rights Plan is part of our ongoing effort to implement and execute prudent business practices and is not in response to any hostile acquisition attempt.”

The Rights are designed to assure that all Company stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations, and other abusive tactics that might be used to gain control of the Company at a price not reflective of its fair value.

In connection with the adoption of the Rights Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company Common Stock. Each Right, which is not presently exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Preferred Stock. In the event that any person acquires 15% or more of the outstanding shares of Common Stock, each holder of a Right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price for the Right, shares of Common Stock having a market value of two times the exercise price. Existing shareholdings beneficially owned by Richard E. Dauch and Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliated funds that currently exceed 15% will be grandfathered under the Rights Plan. In order to retain flexibility and the ability to maximize stockholder value in the event of unknown future transactions, the Board retains the power to redeem the Rights for a set amount.

The distribution of the Rights will be made on September 25, 2003, payable to stockholders of record at the close of business on that date. In conjunction with the distribution, details of the Rights are contained in a letter that is being mailed to all stockholders of American Axle & Manufacturing Holdings, Inc.

Concurrently with the adoption of the Plan, the Board has also deemed it advisable and in the best interests of the Company and its shareholders to enter into certain arrangements providing for, among other things, certain severance payments and benefits to be provided upon the occurrence of certain qualifying terminations of employment which may occur following certain corporate events to its senior management and other key employees, as a method of retaining such executives and employees.

AAM is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact either of the following:

Patrick S. Lancaster
Vice President, Chief Administrative
Officer & Secretary
(313) 974-2949
Washoj@aam.com

Robin J. Adams
Executive Vice President — Finance &
Chief Financial Officer
(313) 974-2131
Robin.Adams@aam.com

Or visit the AAM website at http://www.aam.com

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